Exhibit 99.1

D&E COMMUNICATIONS, INC.	CONTACT:

FOR IMMEDIATE RELEASE	W. Garth Sprecher
AUGUST 9, 2005	Sr. Vice President and Corporate Secretary
(717) 738-8304

D&E Communications Reports Second Quarter 2005 Results

EPHRATA, PENNSYLVANIA(August 9, 2005) – D&E Communications, Inc. (“D&E”) (Nasdaq: DECC), a leading provider of broadband integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the second quarter ended June 30, 2005.

For the second quarter of 2005 the company reported total operating revenue of $44.0 million, as compared to $44.1 million in the second quarter of 2004. Net income for the second quarter was $1.4 million, or $0.10 per share, as compared to a net income of $1.2 million, or $0.08 per share, for the same period last year.

For the six months ended June 30, 2005, the company reported total operating revenue of $86.9 million, as compared to $87.9 million in the same period last year. Net income for the six months ended June 30, 2005 was $4.3 million, or $0.30 per share, as compared to a net loss of $1.0 million, or $0.07 per share, for the same period last year.

Included in the 2005 year to date results was a gain on investment of $2.0 million ($1.3 million, or $0.09 per common share, after tax) from the sale of our interest in PenTeleData. The 2004 year to date results included a loss on early extinguishment of debt amounting to $4.8 million ($3.3 million, or $0.21 per common share, after tax) related to the company’s refinancing of its debt in March 2004.

“The highlight of our first two quarters this year has been the impressive growth of high-speed Internet subscribers. In the first six months of 2005, we have already added more DSL subscribers than we did during all of 2004,” said James W. Morozzi, President and Chief Executive Officer of D&E Communications. “We have a dedicated and focused set of plans and activities aimed at increasing this broadband penetration, which we believe will be a key element of providing next-generation communication services to our customers. Part of that plan involves actively converting our dial-up customers to broadband, in those areas where we offer DSL.”

“In our RLEC segment, which encompasses our legacy telephone company territories, we continue to see a decline in access lines, much like other companies in our industry,” Morozzi continued. “With this competitive pressure on the RLEC segment, we are focused on managing our costs to maintain profitability.”

Summary Statistics

	June 30, 2005	June 30, 2004	Change	% Change
RLEC lines	136,929	141,270	(4,341)	(3.1)%
CLEC lines	39,381	35,338	4,043	11.4%
DSL Subscribers	14,993	8,706	6,287	72.2%
Dial-up Internet subscribers	10,082	12,514	(2,432)	(19.4)%
Web hosting customers	929	872	57	6.5%

Rural Local Exchange Carrier (RLEC)

Second quarter 2005 revenues from the RLEC segment were $27.5 million, as compared to $27.8 million for second quarter 2004. This decrease was due in part to fewer access lines and lower long distance revenue.

RLEC operating expenses for the second quarter were $19.7 million, compared to $20.6 million during the same period last year. This decrease was primarily related to lower expenses for contracted billing services, depreciation, network access and operating taxes.

Competitive Local Exchange Carrier (CLEC)

For the second quarter of 2005 CLEC segment revenues were $10.0 million, compared to $9.3 million for the same period of 2004. This increase was due to increased dedicated data circuit revenue and a larger number of access lines, offset by a reduction in long distance service revenues due to a decline in the rate per minute of use.

CLEC operating expenses for the second quarter of 2005 were $10.6 million, compared to $10.1 million for the same period last year. The increased number of access lines resulted in higher expenses for wages and benefits, depreciation, network access and operating taxes. These increases were partially offset by cost reductions in customer billing expenses resulting from the completion of the billing conversion late in 2004. Expense savings were also achieved from implementing a new agreement to provide a least cost routing service for completion of long distance calls.

Internet Services Segment

Internet services revenues for the second quarter of 2005 were $3.2 million as compared to $2.6 million in the second quarter of 2004, due to increased DSL revenues. The company achieved a 25% increase in Internet services segment revenues over the prior year.

Operating expenses for the second quarter of 2005 were $3.6 million, as compared to $2.6 million for the same period of 2004, due to an increase in labor and benefits and other one-time expenses related to the initiation of the new VoIP phone service and an increase in the costs of providing additional broadband capacity to accommodate the expectation of continued DSL subscriber growth. Depreciation expense increased as a result of more assets being employed, and management fees increased as a larger percentage of corporate overhead was charged to this segment beginning in 2005.

Systems Integration

Systems integration revenues for the second quarter of 2005 were $5.3 million, as compared to $6.2 million for the same period last year. This decrease was due mainly to a reduction in computer and voice equipment sales of $0.3 million and communication service revenues of $0.6 million.

Second quarter 2005 operating expenses were $6.9 million, as compared to $7.4 million in the second quarter in the previous year. Reductions in labor and subcontractor services were the primary reason for decreased expenses.

On a segment-by-segment basis, the company reported the following information (in thousands):

Three months ended	RLEC	CLEC	Internet Services	Systems Integration	Corporate and Other	Eliminations	Total Company
June 30, 2005
Revenues – External	$25,334	$9,344	$3,210	$5,311	$843	$—	$44,042
Revenues – Intercompany	2,183	675	7	9	—	(2,874)	—

Total Revenues	27,517	10,019	3,217	5,320	843	(2,874)	44,042

Depreciation and Amortization	7,485	1,176	349	433	288	—	9,731
Other Operating Expenses	12,176	9,453	3,228	6,469	1,035	(2,874)	29,487

Total Operating Expenses	19,661	10,629	3,577	6,902	1,323	(2,874)	39,218

Operating Income (Loss)	$7,856	$(610)	$(360)	$(1,582)	$(480)	$—	$4,824

June 30, 2004
Revenues – External	$25,476	$9,014	$2,572	$6,230	$843	$—	$44,135
Revenues – Intercompany	2,358	313	6	13	—	(2,690)	—

Total Revenues	27,834	9,327	2,578	6,243	843	(2,690)	44,135

Depreciation and Amortization	7,874	1,067	255	487	235	—	9,918
Other Operating Expenses	12,687	9,001	2,328	6,945	755	(2,690)	29,026

Total Operating Expenses	20,561	10,068	2,583	7,432	990	(2,690)	38,944

Operating Income (Loss)	$7,273	$(741)	$(5)	$(1,189)	$(147)	$—	$5,191

About D&E Communications

D&E is a regional integrated communications provider offering high-speed data, Internet access, local and long distance telephone, VoIP phone, voice and data network installation and maintenance, network performance management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, expect per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
OPERATING REVENUES
Communication service revenues	$40,659	$40,325	$80,296	$80,384
Communication products sold	2,701	2,969	5,118	5,985
Other	682	841	1,467	1,531

Total operating revenues	44,042	44,135	86,881	87,900

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	17,269	16,267	33,542	31,851
Cost of communication products sold	1,997	2,406	3,789	4,825
Depreciation and amortization	9,731	9,918	19,381	19,619
Marketing and customer services	3,745	4,166	7,460	8,147
General and administrative services	6,476	6,187	13,268	13,253

Total operating expenses	39,218	38,944	77,440	77,695

Operating income	4,824	5,191	9,441	10,205

OTHER INCOME (EXPENSE)
Equity in net losses of affiliates	(54)	(318)	(113)	(850)
Interest expense, net of interest capitalized	(3,436)	(3,396)	(6,821)	(7,491)
Gain (loss) on investment	(10)	—	2,043	—
Loss on early extinguishment of debt	—	—	—	(4,841)
Other, net	748	320	1,696	993

Total other income (expense)	(2,752)	(3,394)	(3,195)	(12,189)

Income (loss) before income taxes and dividends on utility preferred stock	2,072	1,797	6,246	(1,984)

INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK

Income taxes (benefit)	688	547	1,958	(994)
Dividends on utility preferred stock	17	17	33	33

Total income taxes and dividends on utility preferred stock	705	564	1,991	(961)

NET INCOME (LOSS)	$1,367	$1,233	$4,255	$(1,023)

Weighted average common shares outstanding (basic)	14,296	15,564	14,285	15,557
Weighted average common shares outstanding (diluted)	14,298	15,631	14,303	15,557

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Net income (loss) per common share	$0.10	$0.08	$0.30	$(0.07)

Dividends per common share	$0.13	$0.13	$0.25	$0.25

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,835	$8,517
Accounts receivable, net of reserves of $742 and $1,024	16,354	16,570
Inventories, lower of cost or market, at average cost	3,547	3,523
Prepaid expenses	9,013	8,466
Other	3,231	2,465

TOTAL CURRENT ASSETS	34,980	39,541

INVESTMENTS
Investments in and advances to affiliated companies	54	52

PROPERTY, PLANT AND EQUIPMENT
In service	343,917	335,883
Under construction	16,963	8,768

	360,880	344,651
Less accumulated depreciation	177,505	162,078

	183,375	182,573

OTHER ASSETS
Goodwill	149,017	149,032
Intangible assets, net of accumulated amortization	164,345	167,396
Other	7,712	8,191

	321,074	324,619

TOTAL ASSETS	$539,483	$546,785

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$10,000	$10,000
Accounts payable and accrued liabilities	22,088	18,701
Accrued taxes	277	1,819
Accrued interest and dividends	1,695	1,683
Advance billings, customer deposits and other	9,967	11,585

TOTAL CURRENT LIABILITIES	44,027	43,788

LONG-TERM DEBT	210,500	218,500

OTHER LIABILITIES
Deferred income taxes	85,319	86,402
Other	20,687	20,530

	106,006	106,932

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares 100,000 Outstanding shares: 14,312 at June 30, 2005 and 14,268 at December 31, 2004	2,549	2,542
Additional paid-in capital	160,644	160,255
Accumulated other comprehensive income (loss)	(6,274)	(6,574)
Retained earnings	39,202	38,513
Treasury stock at cost, 1,640 shares at June 30, 2005 and December 31, 2004	(18,617)	(18,617)

	177,504	176,119

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$539,483	$546,785

D&E COMMUNICATIONS, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES	$17,376	$23,870

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of proceeds from sales	(15,424)	(9,802)
Collection of note receivable	750	—
Proceeds from sale of investment	2,900	—
Increase in investments and advances to affiliates	(115)	(384)
Decrease in investments and repayments from affiliates	—	134

Net Cash Used In Investing Activities	(11,889)	(10,052)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(3,408)	(3,727)
Payments on long-term debt	(8,000)	(211,978)
Proceeds from long-term debt financing	—	200,000
Payment of debt issuance costs	—	(1,971)
Proceeds from issuance of common stock	239	192

Net Cash Used In Financing Activities from Continuing Operations	(11,169)	(17,484)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,682)	(3,666)

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	8,517	12,446

END OF PERIOD	$2,835	$8,780